10753 Macatawa Drive
Holland, MI 49424

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate September 29, 2008 Ben Smith, CEO 616.396.0119 Phil Koning, President 616.820.1429

Macatawa Bank Corp. Takes Steps to Maintain its Financial Strength

Holland, Michigan, September 29, 2008 -- Macatawa Bank Corp. today announced that it is taking several steps to maintain its financial strength.

In light of continued soft economic conditions in West Michigan, the Holland, Michigan-based community bank will take $15.0 million in loan loss provisions and $878,000 in losses on foreclosed properties. These loan loss provisions and foreclosed property losses are being recorded in the quarter ended June 30, 2008. The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 is being amended accordingly.

The additional provisions and losses result in a $10.3 million decrease in the Company’s second quarter earnings on an after-tax basis, from $2.2 million in earnings to $8.1 million in net losses. After these adjustments, Macatawa Bank continues to remain a well-capitalized financial institution under regulatory guidelines.

The additional provisions and losses reflect continued weakness in the Company’s portfolio of real estate loans. The Company’s management and board have determined the need for the adjustments based upon current and evolving information regarding its real estate loan portfolio and the continued decline in the housing market.

The Company’s credit exposure is primarily isolated in residential development loans, a narrow and declining slice of its total portfolio. The Company does not have any exposure to subprime mortgage loans, nor does it have any exposure to Fannie Mae and Freddie Mac equity securities or mortgage-backed securities.

Macatawa Chairman and CEO Ben Smith said the Company has begun work to raise additional capital to provide additional liquidity and to further strengthen its financial position. The Company also plans to temporarily suspend its dividend. The Company expects to realize approximately $9 million in savings from this suspension in the first year.

“We realize the importance of the dividend to our shareholders, and took significant steps to preserve the dividend as long as we were able,” Smith said. “We look forward to reinstituting the dividend as our capital situation improves.

Finally, Macatawa has made changes in its lending practices, primarily in the areas of credit and loan administration.  These changes resulted from the Company’s comprehensive 2007 review of all loan policies and procedures.  The bank has added staff, invested capital in new operating systems and revised operating procedures.

“Like financial institutions across the country, Macatawa Bank is being negatively impacted by continuing challenges in our economy,” Smith said. “The steps we have taken today are designed to ensure we remain a well-capitalized bank.

“In the current economic environment, we felt it was prudent to raise additional capital that will allow us to maintain our financial strength. It will also give us the ability to pursue growth opportunities in the current lending environment. I look forward to reporting the successful conclusion of the capital raise during the fourth quarter.’

— more —

Macatawa Bank Financial / page 2 of 2

“While it is a tough time to be a bank, I firmly believe that depositors and shareholders have greater confidence in community banks like Macatawa, where the focus is exclusively local and where we are integral to the communities in which we live and work.”

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities. There shall not be any offer or sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities and the common stock issuable upon conversion of the securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission."